UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: October 30, 1998

                             First Financial Bancorp
             (Exact name of registrant as specified in its charter)



                        Commission File Number : 0-12499



            California                                     94-28222858
    (State or other jurisdiction of                     (I.R.S. Employer
    incorporation or organization)                     Identification No.)



701 South Ham Lane ,  Lodi,  California                        95242
(Address of principal executive offices)                     (Zip Code)



                                 (209)-367-2000
              (Registrant's telephone number, including area code)

                                       NA
                 (Former name or if changed since last report.)

ITEM 5.      OTHER EVENTS

a) First Financial Bancorp Declares Fifteenth Consecutive Quarterly Dividend

          Based upon the earnings for the quarter ended September 30, 1998, First Financial Bancorp's Board of Directors declared a cash dividend of $.05 per share, payable November 27, 1998 to shareholders of record on November 13, 1998. This is the fifteenth consecutive quarterly dividend declared by First Financial Bancorp.

          "Cash" earnings increased by 24% over the prior year. "Cash" earnings (net income before intangible amortization) for the quarter ended September 30, 1998, were $354,000, or $.25 per share, compared to $286,000, or $.20 per share, in the comparable prior year quarter. Annualized return on average assets and equity on this basis were .92% and 10.6%, respectively. Net income per share, was $300,000, or $.21 per share, compared to $216,000, or $.15 per share, in the comparable prior year quarter.

         Earnings benefited from increased average loan and deposit volumes of 26% and 12%, respectively, compared to the prior year quarter. Noninterest income increased by 26% over the prior year, due in part to record mortgage loan volumes. Noninterest expenses increased by 11%, reflecting increased business development efforts, growing account volumes, and the operating costs of new offices in Elk Grove and Folsom, California.

          Total consolidated assets at September 30, 1998, were $157 million, representing a 6% increase over December 31, 1997. First Financial Bancorp was formed in 1982 and now provides a number of financial services to the California communities of Lodi, Woodbridge, Lockeford, Galt, Plymouth, San Andreas, Elk Grove, and Folsom through its wholly owned subsidiary, Bank of Lodi, and Bank of Lodi's affiliation with Investment Centers of America.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                First Financial Bancorp
                                                -----------------------

Date October 30, 1998                           /s/ David M. Philipp
     ----------------                           --------------------
                                                David M. Philipp
                                                Executive Vice-President & CFO
                                                Corporate Secretary